Exhibit (a)(5)(DD)

NORTHROP GRUMMAN CORPORATION
Public Information
1840 Century Park East
Los Angeles, California  90067-2199
Telephone: 310-553-6262
Fax:       310-556-4561

Contact:   Randy Belote (Media) (443) 994-1489
           Gaston Kent (Investors) (310) 201-3423

FOR IMMEDIATE RELEASE

NORTHROP GRUMMAN AMENDS AND EXTENDS OFFER
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FOR NEWPORT NEWS SHIPBUILDING
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     Los Angeles - Nov. 13, 2001 - Northrop Grumman Corporation (NYSE: NOC) today amended its offer for all outstanding shares of common stock, including associated rights, of Newport News Shipbuilding Inc. (NYSE: NNS) pursuant to an amended Registration Statement on Form S-4 filed with the Securities and Exchange Commission.

     Northrop Grumman also announced that it had extended the expiration date of its offer from Nov. 19, 2001, to Nov. 29, 2001 at midnight E.S.T. Although the prior expiration date would not have occurred until Nov. 19, 2001, approximately 3,210,997 shares of Newport News Shipbuilding common stock had been tendered to Northrop Grumman as of 5:00 p.m. E.S.T. on Nov. 12, 2001.

     Northrop Grumman Corporation is a $15 billion, global aerospace and defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. With 80,000 employees and operations in 44 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF NEWPORT NEWS SHIPBUILDING. THE EXCHANGE OFFER STATEMENT (INCLUDING THE PROSPECTUS, THE RELATED LETTER OF ELECTION AND TRANSMITTAL AND OTHER OFFER DOCUMENTS) FILED BY NORTHROP GRUMMAN WITH THE SEC CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE PROSPECTUS, THE RELATED LETTER OF ELECTION AND TRANSMITTAL AND CERTAIN OTHER DOCUMENTS WILL BE MADE AVAILABLE AT NO CHARGE TO ALL STOCKHOLDERS OF NEWPORT NEWS. THE EXCHANGE OFFER STATEMENT (INCLUDING THE PROSPECTUS, THE RELATED LETTER OF ELECTION AND TRANSMITTAL AND ALL OTHER DOCUMENTS FILED WITH THE SEC) WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV.
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